Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 27, 2009, except for Note 2 as to which the date is December 11, 2009, with respect to the consolidated financial statements of American Casino & Entertainment Properties LLC contained in this Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-163683) and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Reno, Nevada
January 20, 2010